EXHIBIT 4.1

AHIMSA CAPITAL CORP.

A FLORIDA CORPORATION

100,000,000 SHARES COMMON STOCK, NO PAR VALUE

This certifies that _________________________________________________ is hereby issued ____________________________________________________ fully paid and non-assessable Shares of Common Stock of Ahimsa Capital Corp., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Ahimsa Capital Corp. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of this ______ day of __________________ 20_____.

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President                                                                                                                             Secretary